Exhibit 4.6
JOS. A. BANK CLOTHIERS, INC.
2010 EQUITY INCENTIVE PLAN
1. Purpose; Types of Awards.
The purposes of the JOS. A. BANK CLOTHIERS, INC. 2010 Equity Incentive Plan (the “Plan”) are to promote the interests of the Company and its Subsidiaries and the stockholders of the Company by providing officers, employees, non-employee directors and consultants of the Company and its Subsidiaries with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company or its Subsidiaries, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling their personal responsibilities for long-range and annual achievements. The Plan provides for the grant of Options (including “incentive stock options” and “nonqualified stock options”), Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Other Stock- or Cash-Based Awards. The Plan is designed to permit Awards granted to Covered Employees hereunder to comply with the requirements for “performance-based compensation” under Section 162(m) of the Code.
2. Definitions.
For purposes of the Plan, the following terms shall be defined as set forth below:
(a)	“Annual Incentive Program” means those annual incentives provided under the terms of the Jos. A. Bank Clothiers, Inc. Executive Management Incentive Plan (the “EMIP”).
(b)	“Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award or Other Cash-Based Award or award under the Annual Incentive Program granted under the Plan.
(c)	“Award Agreement” means any written agreement, contract, notice or other instrument or document evidencing an Award.

(d)	“Board” means the Board of Directors of the Company.
(e)	A “Change in Control” of the Company or any Subsidiary (an “Employing Company”) shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:
(i)	A Person, or more than one Person acting as a group, become(s) the Beneficial Owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of stock of the Employing Company that, together with the stock held by such Person or group, constitutes 51% or more of the combined total fair market value or voting power of the Employing Company’s then outstanding securities; or
(ii)	A Person, or more than one Person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Employing Company possessing 30% or more of the combined voting power of the outstanding securities of the Employing Company and at least a majority of the members of the board of directors of the Employing Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such board prior to the date of the appointment or election and at the time such directors are replaced no other corporation is a majority stockholder of the Employing Company (that is, a change in the board of directors of a Subsidiary of the Company will not be relevant in determining the existence of a Change in Control); or

(iii)	a merger or consolidation of the Employing Company is consummated with any other corporation, other than a merger or consolidation immediately following which would result in the holders of the voting securities of the Employing Company outstanding immediately prior thereto continuing to hold (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of the Employing Company, or such surviving entity or its parent company, outstanding immediately after such merger or consolidation; or
(iv)	the stockholders of the Employing Company approve a plan of complete liquidation or dissolution of the Employing Company or there is consummated an agreement for a sale or disposition by the Employing Company of all or substantially all of such Company’s assets, other than a liquidation or sale which would result in the holders of the voting securities of the Employing Company immediately prior thereto continuing to hold at least 70% of the combined voting power of the successor entity immediately following such liquidation or sale.
Notwithstanding the foregoing, to the extent that a Change in Control is a payment trigger under the terms of this Plan or any Award Agreement regardless whether or not the Grantee separates from service (within the meaning of Code Section 409A and regulations issued thereunder), a Change in Control shall not be deemed to have occurred unless such transaction or occurrences constitutes a change in ownership or effective control, or change in ownership of a substantial portion of the assets of the Employing Company, within the meaning of Section 409A(a)(2)(A)(v) and Treasury regulation Section 1.409A-3(i)(5). An event shall constitute a Change in Control with respect to a Grantee only if the Grantee performs services for the Employing Company that has experienced the Change in Control, or the Grantee’s relationship to the affected Company or Subsidiary otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).

(f)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(g)	“Committee” shall mean the Compensation Committee of the Board, or such other committee as may be designated by the Board, which shall in either case consist of two or more persons, each of whom is an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act. The term “Committee” shall also mean any committee of one or more Company directors designated by the Board to make Awards under this Plan within the limits specified in the resolutions of the Board designating such committee; provided, however, in no event shall such committee make Awards under this Plan to its members, officers subject to Section 16 of the Exchange Act, directors of the Company, or officers who are, or are reasonably expected to be, Covered Employees.
(h)	“Company” means JOS. A. BANK CLOTHIERS, INC., a corporation organized under the laws of the State of Delaware, or any successor corporation.
(i)	“Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code.
(j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.
(k)	“Fair Market Value” means as (i) the closing reported sales price per share of Stock on the national securities exchange on which the Stock is principally traded, for the relevant date (or, if there is no such closing sales price reported on the relevant date, then on the immediately preceding day on which a closing sales price was reported), or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing reported bid and asked prices for the shares of Stock in such over-the-counter market for the relevant date (or, if there are no such closing bid and asked prices reported on the relevant date, then on the immediately preceding day on which closing bid and asked prices were reported), or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

(l)	“Grantee” means an employee, director or consultant of the Company or any Subsidiary of the Company that has been granted an Award under the Plan.
(m)	“ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.
(n)	“Long Term Incentive Program” means the program described in Section 6(b) hereof.

(o)	“NQSO” means any Option that is not designated as an ISO.
(p)	“Option” means a right, granted to a Grantee under Section 6(b)(i), to purchase shares of Stock. An Option may be either an ISO or an NQSO.
(q)	“Other Cash-Based Award” means cash awarded under the Long Term Incentive Program, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.
(r)	“Other Stock-Based Award” means a right or other interest granted to a Grantee under the Long Term Incentive Program (not otherwise provided for in Sections 6(b)(i)-(iv) of the Plan) that may be denominated, payable or valued in whole or in part by reference to Stock.
(s)	“Performance Goals” means performance goals based on the attainment by the Company of performance goals pre-established by the Committee, which in the case of an Award intended to comply with Section 162(m) of the Code shall be based on one or more of the following criteria: (i) net income (before or after taxes); (ii) earnings before or after deduction for all or any portion of interest, taxes, minority interest, depreciation and amortization, whether on an aggregate or per share basis; (iii) increase in the trading price of the Company’s stock above the trading price at the time the criteria is established; (iv) return on total stockholder equity; (v) working capital; (vi) sales or revenues; (vii) cost management goals, including expense and cost reductions or improvements in or attainment of expense levels; (viii) return ratios based on equity, investment, capital employed and/or assets; (ix) inventory levels, turns or aging, (x) operating ratios based on margin, income and/or net income; (xi) market share; (xii) cash flow or operating cash flow; (xiii) increase, decrease or ending balance of any item on the Company’s consolidated balance sheets; and (xiv) any combination of the foregoing, including as compared to an index of one or more peer group companies selected by the Committee. To the extent permitted under Section 162(m) of the Code, or to the extent that an Award is not intended to constitute performance-based compensation for purposes of Section 162(m), the Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend the aforementioned business criteria.

Performance Goals may include a threshold level of performance below which no Award will be earned, a level of performance at which the target amount of an Award will be earned and a level of performance at which the maximum amount of the Award will be earned. To the extent consistent with Section 162(m) and regulations issued thereunder, the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of (i) changes in tax law or accounting principles that become effective during the performance period; (ii) extraordinary, unusual or infrequently occurring events affecting the Company or any Subsidiary of the Company or the financial statements of the Company or any Subsidiary of the Company; (iii) the disposition of a business or significant assets; (iv) gains or losses from all or certain claims and/or litigation and insurance recoveries; (v) the impact of impairment of tangible assets; (vi) restructuring activities; (vii) the impact of investments or acquisitions; and/or (viii) changes in corporate capitalization such as stock splits and certain reorganizations.
(t)	“Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any Subsidiary, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(u)	“Plan” means this JOS. A. BANK CLOTHIERS, INC. 2010 Equity Incentive Plan, as amended from time to time.
(v)	“Restricted Stock” means an Award of shares of Stock to a Grantee under Section 6(b)(iii), the grant, issuance, vesting or retention of which are subject to conditions specified by the Committee in the Award Agreement.
(w)	“Restricted Stock Unit” means a right granted to a Grantee under Section 6(b)(iv) to receive Stock or cash (as determined by the Committee and evidenced in an Award Agreement) at the end of a specified period of time (upon vesting or at a later date, consistent with Section 409A of the Code) in accordance with the terms of such grant and/or upon the satisfaction of specified Performance Goals, all as specified by the Committee in the Award Agreement.
(x)	“Rule 16b-3” means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.
(y)	“Securities Act” means the Securities Act of 1933, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.
(z)	“Stock” means shares of the common stock, par value $0.01 per share, of the Company.
(aa)	“Stock Appreciation Right” or “SAR” means the right, granted to a Grantee under Section 6(b)(ii), to be paid an amount of Stock or cash or a combination of Stock and cash, measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right.
(bb)	“Subsidiary” means any corporation or other entity in which the Company owns or controls, directly or indirectly, 50% or more of the voting power or economic interests of such corporation or entity.
(cc)	“Total Authorized Shares” shall have the meaning set forth in Section 5 of the Plan.
3. Administration.
The Plan shall be administered by the Committee, unless otherwise set forth herein or as otherwise determined by the Board of Directors. Any actions that may or shall be taken by the Committee under this Plan may also be taken by the Board of Directors. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to: (i) grant Awards; (ii) determine the persons to whom and the time or times at which Awards shall be granted; (iii) determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; (iv) to determine, and certify attainment of, Performance Goals with regard to an Award that is intended to be Performance Based, no later than such time as required to ensure that an underlying Award which is intended to comply with the requirements of Section 162(m) of the Code so complies; (v) determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; to make adjustments in the terms and conditions of, and the Performance Goals (if any) included in, Awards; (vi) construe and interpret the Plan and any Award; (vii) prescribe, amend and rescind rules and regulations relating to the Plan; (vii) determine the terms and provisions of the Award Agreements (which need not be identical for each Grantee); and (viii) make all other determinations deemed necessary or advisable for the administration of the Plan.

Notwithstanding the Committee’s determination that the performance objectives based solely on Performance Goals was or were fully satisfied, except to the extent otherwise provided in an Award Agreement, the Committee shall nevertheless have discretion to reduce an Award based on individual performance as it considers appropriate in the circumstances, and may apply subjective, discretionary criteria for this purpose.
Notwithstanding the foregoing, except in connection with a corporate transaction involving the Company (including, without limitation, in connection with any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original options or SARs, without prior approval of the Company’s stockholders.
All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by the consent in writing or electronic transmission of all members of the Committee (unless such consent shall be restricted by the Company’s certificate of incorporation or bylaws). The Committee may delegate to one or more of its members or to one or more agents (as permitted by law) such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including but not limited to the Company, any Subsidiary of the Company, or Grantee (or any person claiming any rights under the Plan from or through any Grantee) and any stockholder.
No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder. The Company shall indemnify (to the extent permitted under Delaware law) and hold harmless each member of the Committee, and any officer or employee of the Company acting at the direction of, or on behalf of, the Committee, against any cost, expense or liability arising out of any action, omission or determination relating to the Plan, unless such action or omission or determination was made in bad faith and without reasonable belief that it was in the best interests of the Company.
4. Eligibility.
Awards may be granted to employees, directors and consultants of the Company or of its Subsidiaries, expressly provided, however, that ISOs may only be granted to employees of the Company or a Subsidiary. In determining the persons to whom Awards shall be granted and the number of Shares to be covered by each Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.
5. Stock Subject to the Plan.
The maximum number of shares of Stock reserved for the grant of Awards under the Plan (“Total Authorized Shares”) shall be 1,000,000. Subject to adjustment as provided herein, no more than 125,000 of the Total Authorized Shares may be awarded under any provision of the Plan in the aggregate in respect of Awards to any individual in a single calendar year. To the extent that awards made under the terms of the EMIP are settled in shares of Stock, or that Awards granted under this Plan are deferred under the terms of the Jos. A. Bank Clothiers, Inc. 2010 Deferred Compensation Plan (the “2010 Deferred Compensation Plan”), such Stock shall be drawn from this Plan and count against the Total Authorized Shares hereunder. Total Authorized Shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise.

Shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a risk of forfeiture. Subject to the following sentence, if any shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award terminates or expires without a distribution of shares to the Grantee, the shares of stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. However, the following shares shall not be available for future grant or added to the aggregate Plan limits specified in the preceding paragraph: (i) shares tendered in payment of the exercise price of an Option, (ii) shares withheld by the Company or otherwise received by the Company to satisfy tax withholding obligations, and (iii) shares of Stock repurchased by the Company with Option proceeds. To the extent that an Option or SAR is cancelled and or re-priced, such Option or SAR continues to be counted against the maximum share limit that may be granted with respect to any Covered Employee with respect to any calendar year. Upon the exercise of any Award granted in tandem with any other Award, such related Award shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and such number of shares shall no longer be available for Awards under the Plan. All shares of Stock covered by a Stock Appreciation Right shall be counted against the Total Authorized Shares.
In the event of a dividend (other than a normal cash dividend) or other distribution (whether in the form of cash, Stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, or share exchange, or other similar corporate transaction or event which affects the Stock, the Committee shall appropriately adjust the number and kind of shares of Stock or other property (including cash) that may thereafter be issued in connection with new Awards and shall also adjust, in each case, in order to prevent dilution or enlargement of the rights of Grantees under the Plan, (i) the number and kind of shares of Stock or other property (including cash) issued or issuable in respect of outstanding Awards, (ii) the exercise price, grant price, or purchase price relating to any outstanding Award, provided, that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(h) of the Code; and (iii) if applicable and to the extent the Committee determines to be appropriate, the Performance Goals applicable to outstanding Awards. The Committee shall have the authority to determine the specific adjustments that shall be made in each case in order to achieve the objectives stated in the preceding sentence. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
6. Specific Terms of Awards.
(a)	General. The Committee, on behalf of the Company, is authorized under this Plan to grant the following types of Awards provided that their terms are consistent with the provisions of the Plan: Options including ISOs and NQSOs; Stock Appreciation Rights; Restricted Stock; Restricted Stock Units; and Other Cash- and Other Stock-Based Awards. The terms of each Award shall be determined by the Committee consistent with the Plan’s terms and may include terms requiring forfeiture of Awards in certain circumstances. In addition to the foregoing, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

Awards under the Plan may be made subject to the satisfaction of one or more Performance Goals. Performance Goals shall be established by the Committee in writing no later than ninety (90) days after the commencement of each performance period (or the date on which 25% of the performance period has elapsed, if earlier); provided that Performance Goals must be substantially uncertain to be achieved at the time the Committee establishes the Performance Goals. The Committee may apply those Performance Goals on a corporate-wide, Subsidiary or division/business segment basis; provided, however, that the Committee may not increase the amount of compensation payable to a Covered Employee upon the satisfaction of Performance Goals from that amount to which the Covered Employee would have been entitled based on his or her attainment of the Performance Goals.

The vesting of any or all Awards (and, with respect to Options and Stock Appreciation Rights, the time at which such Awards may be exercised) may be accelerated in full or in part to any date as the Committee shall determine with respect to any Grantee or all Grantees and, with respect to such Grantee or Grantees, the Committee may further determine that any reacquisition or repurchase rights held by the Company with respect to an Award shall lapse in full or in part as of any date.

(b)	Long Term Incentive Program. The Committee is authorized to grant the Awards described in this Section 6(b), under such terms and conditions as deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may be granted with value and payment contingent upon the attainment of Performance Goals. Each Award granted under the Long Term Incentive Program shall be evidenced by an Award Agreement containing such terms and conditions applicable to such Award as the Committee shall determine at the date of grant or thereafter.
(i)	Options. The Committee is authorized to grant Options to Grantees on the following terms and conditions:
(A)	Type of Award. The Award Agreement evidencing the grant of an Option under the Plan shall designate the Option as an ISO or an NQSO. No Grantee shall have any rights as a stockholder with respect to any shares subject to Stock Options under the Plan until said shares have been issued.
(B)	Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, but in no event shall the exercise price of any Option be less than 100% of the Fair Market Value of a share of Stock on the date of grant of such Option. The exercise price for Stock subject to an Option may be paid in cash or by an exchange of Stock previously owned by the Grantee (subject to such conditions as may be imposed by the Committee), through a “broker cashless exercise” procedure approved by the Committee, a combination of the above, or any other method approved the Committee, in any case in an amount having a combined value equal to such exercise price.

(C)	Limitations on Incentive Options.
(i) ISOs may only be granted to employees of the Company. No non-employee directors or consultants may be granted ISOs.
(ii) To the extent that the aggregate Fair Market Value of Stock of the Company with respect to which the ISOs are exercisable for the first time by an employee during any calendar year under the Plan exceeds $100,000 (including under any other option plan of the Company or any Subsidiary of the Company), the Options in excess of this limit shall be treated as NQSOs. Fair Market Value shall be determined as of the date on which each such ISO is granted.
(iii) No ISO may be granted to an individual if, at the time of such grant, such individual owns (or is considered to own with Code attribution rules) Stock possessing more than ten (10) percent of the combined voting power of all classes of Stock of the Company(or any Subsidiary) unless (A) the exercise price of such ISO is at least 110% of the Fair Market Value of a share of Stock at the time the ISO is granted, and (B) such ISO is not exercisable after the expiration of five years from the date of grant.
(D)	Term and Exercisability of Options. Unless the Committee determines otherwise, the date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted. Options shall be exercisable over the exercise period (which shall not exceed ten years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become exercisable (as provided in the Award Agreement), by giving written notice of such exercise to the Committee or its designated agent or by such other procedures as the Committee may adopt or authorize.

(E)	Termination of Employment, etc. An Option may not be exercised unless the Grantee is then a director of, in the employ of, or a consultant of, the Company or a Subsidiary of the Company, and unless the Grantee has remained continuously so employed, or continuously maintained such a relationship, since the date of grant of the Option; provided, that (i) the Award Agreement may contain provisions extending the exercisability of Options, in the event of specified terminations, to a date not later than the expiration date of such Option, and (ii) any Option that is exercised by an employee more than three months after his or her termination of employment will not be an ISO, but may be exercisable as a non-qualified Option to the extent permitted by the terms of the Award Agreement.
(F)	Other Provisions; No Deferral of Options Permitted; No Reload Rights. Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such Options, as the Committee may prescribe in its discretion or as may be required by applicable law. No provisions may be included, however, that would permit the deferral of options or option gains. No Options shall be granted in the Plan that contain reload rights upon exercise.
(ii)	SARs. The Committee is authorized to grant SARs to Grantees on the following terms and conditions:
(A)	SARs Generally. A SAR shall confer on the Grantee a right to receive an amount with respect to each share subject thereto, upon exercise thereof, equal to the excess of (1) the Fair Market Value of one share of Stock on the date of exercise over (2) the grant price of the SAR (which shall be the Fair Market Value of one share of Stock on the date of the SAR grant). Payment of a SAR may be made in cash or Stock or a combination of cash and Stock, as determined by the Committee and specified in the Award Agreement. The maximum term of any SAR shall be ten years from the date of grant. No SARs may be granted with any deferral rights; and no Grantee shall have any rights as a stockholder with respect to any shares subject to SARs under the Plan until said shares have been issued.
(B)	Tandem SARs. SARs may be granted independently or in tandem with an Option. Unless the Committee determines otherwise, a SAR (1) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO. A SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable, and shall be exercised at the same time that the underlying Option is exercised.
(iii)	Restricted Stock. The Committee is authorized to grant Restricted Stock to Grantees on the following terms and conditions:
(A)	Issuance and Restrictions. The Committee is authorized to grant Awards of Restricted Stock subject to such restrictions on transferability, vesting and other restrictions, if any, as the Committee may impose, all of which shall be set forth in a Restricted Stock Award Agreement. Notwithstanding the foregoing, except as provided in Section 7 (Change in Control), any vesting restrictions that are based only on continued employment as an employee for a specified period of time shall not lapse fewer than three years after the date of grant of the Award; provided that such vesting may occur over the three year vesting period. The Committee may place restrictions on Restricted Stock that lapse, in whole or in part, upon the attainment of Performance Goals, where the performance period is for a minimum of one year (except as provided otherwise in Section 7). Notwithstanding anything to the contrary set forth in this Section 6(b)(iii)(A), the Committee may grant, in its discretion, Awards of Restricted Stock that are not subject to the vesting limitations set forth in this paragraph, provided that such Awards, when combined with the Awards described in Section 6(b)(iv)(A) shall not exceed, in the aggregate, 10% of the Total Authorized Shares.

(B)	Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Grantee granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon.
(C)	Forfeiture. Upon termination of employment with or service to the Company or any Subsidiary of the Company, during the applicable restriction period, Restricted Stock shall be forfeited; provided, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of death, disability, Change in Control, and separation from service (except for cause); provided, however, that in the case of performance-based Restricted Stock Awards that are intended to be performance-based compensation for purposes of Section 162(m), such forfeiture conditions may lapse upon separation from service (for reasons other than death, disability or Change in Control), only to the extent that the Performance Goals are achieved.
(D)	Certificates for Stock; Book Entry. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate until all restrictions have lapsed. Alternatively, if the Committee directs, all shares of Restricted Stock shall be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock being noted.
(E)	Dividends. Dividends paid on Restricted Stock shall, at the discretion of the Committee, be paid at the dividend payment date either in cash or in shares of Stock having a Fair Market Value equal to the amount of such dividends. Stock distributed in connection with a stock split or a stock dividend, Stock distributed in connection with a special dividend, and any property other than Stock or cash distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.
(iv)	Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Grantees, subject to the following terms and conditions:
(A)	Award and Restrictions. The Committee is authorized to grant Awards of Restricted Stock Units subject to such restrictions on transferability, vesting and other conditions, if any, as the Committee may impose, all of which shall be set forth in a Restricted Stock Unit Award Agreement. Notwithstanding the foregoing, except as provided in Section 7 (Change in Control), any vesting restrictions that are based only on continued employment as an employee for a specified period of time shall not lapse fewer than three years after the date of grant of the Award; provided that such vesting may occur over the three year vesting period. The Committee may place restrictions on Restricted Stock Units that lapse, in whole or in part, upon the attainment of Performance Goals, where the performance period is for a minimum of one year (except as provided otherwise in Section 7). Notwithstanding anything to the contrary set forth in this Section 6(b)(iv)(A), the Committee may grant, in its discretion, Awards of Restricted Stock Units that are not subject to the vesting limitations set forth in this paragraph, provided that such Awards, when combined with the Awards described in Section 6(b)(iii)(A) shall not exceed, in the aggregate, 10% of the Total Authorized Shares.

(B)	Unless the Grantee has made a timely election to defer receipt of shares to be delivered pursuant to an award of Restricted Stock Units in accordance with Section 6(b)(iv)(D) of this Plan and the terms of the 2010 Deferred Compensation Plan, delivery of Stock or cash, as determined by the Committee in the Award Agreement, will occur upon expiration of the vesting and delivery period specified for the particular Award of Restricted Stock Units.
(C)	Forfeiture. Upon termination of employment with, or service to, the Company or any Subsidiary of the Company, during the period to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of Stock or cash to which such Restricted Stock Units relate, all Restricted Stock Units and accrued but unpaid dividend equivalents, if any, that are then subject to deferral or restriction shall be forfeited; provided, that the Committee may provide in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of death, disability, Change in Control, and separation from service (except for cause); provided, however, that in the case of performance based Restricted Stock Units, such forfeiture conditions may lapse upon separation from service (for reasons other than death, disability or Change in Control), only to the extent that the Performance Goals are achieved.
(D)	Deferral of Receipt of RSU Shares. To the extent permitted by the Committee or the terms of an RSU Award (or any Performance Based Award under which an RSU Award may be granted), the Grantee may elect to defer the delivery of shares of Stock that otherwise would be due upon the satisfaction, lapse or waiver of restrictions with respect to such RSUs, by timely filing a deferral election in accordance with the terms of the 2010 Deferred Compensation Plan. The deferral, if elected, will result in the transfer of the RSUs into the 2010 Deferred Compensation Plan’s Stock Equivalent Fund in effect at the time the shares deliverable pursuant to the RSUs would have otherwise been distributed. The 2010 Deferred Compensation Plan rules will govern the administration of this Award beginning on the date the RSUs vest and are credited to the 2010 Deferred Compensation Plan.
(E)	Dividend Equivalents. If so provided in the terms of the RSU Award, with respect to each cash dividend or other distribution (if any) paid with respect to the Stock of the Company to holders of record on and after the Grant Date, a number a shares of Stock shall be accrued on the records of the Company, in an amount equal to the product of (i) the amount of such dividend or other distribution paid with respect to one share of Stock, multiplied by (ii) the number of RSUs granted hereunder, and (iii) divided by the Fair Market Value of one share of Stock on the applicable dividend or distribution payment date for the dividend or other distribution, which amount shall be credited in the form of additional RSUs on such date. No Dividend Equivalents shall be paid to the Grantee prior to the settlement of the Award. Rather, such Dividend Equivalent payments shall accrue and be notionally credited and paid out upon settlement of the Award with the same form of consideration used to settle to the underlying RSUs. At such time(s) as the Grantee receives a distribution of shares of Stock or cash in respect to vested RSUs (or deferred, vested RSUs, as applicable), the Company shall also distribute such number of shares of Stock or cash as are accrued under this paragraph. To the extent that an RSU Award is intended to be performance-based compensation for purposes of Section 162(m), no Dividend Equivalents shall be paid with respect to a RSU Award to the extent that Performance Goals are not achieved.

(v)	Other Stock- or Cash-Based Awards. The Committee is authorized to grant Awards to Grantees in the form of Other Stock-Based Awards or Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this paragraph may be granted with value and payment contingent upon Performance Goals. Notwithstanding the foregoing, except as provided in Section 7 (Change in Control), any vesting restrictions that are based only on continued employment as an employee for a specified period of time shall not lapse fewer than three years after the date of grant of the Award; provided that such vesting may occur over the three year vesting period. If provided by the terms of the Award, Dividend Equivalents may be credited on Other Stock-Based Awards, in the same manner, and to the same extent as with respect to Restricted Stock Units; and no Dividend Equivalents shall be paid on Other-Stock-Based Awards that do not vest. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter. The maximum payment that any Grantee may receive with respect to Other Cash -Based Awards pursuant to this Section 6(b)(v) in respect of any annual (or shorter) performance period is $5,000,000. For any other performance period in excess of one year, such amount shall be multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve. Payments earned hereunder may be decreased in the sole discretion of the Committee based on individual performance and such other factors as it deems appropriate in the circumstances. No payment shall be made to a Covered Employee prior to the certification by the Committee that the Performance Goals have been attained. The Committee may establish such other rules applicable to the Other Stock- or Cash-Based Awards to the extent not inconsistent with Section 162(m) of the Code (if such Awards are intended to be performance-based compensation for purposes of Section 162(m)).
(c)	Annual Incentive Program. The Committee is authorized to grant Awards to Grantees pursuant to the Annual Incentive Program, under such terms and conditions as deemed by the Committee to be consistent with the purposes of the Plan. The maximum value of the aggregate payment that any Grantee may receive under the Annual Incentive Program in respect of any calendar year is the dollar limit specified in the EMIP, which limit is incorporated herein by reference. Payments earned hereunder may be decreased in the sole discretion of the Committee based on individual performance and such other factors as it deems appropriate in the circumstances. No payment shall be made to a Covered Employee prior to the certification by the Committee that the Performance Goals have been attained (if such Award is intended to be performance-based compensation for purposes of Section 162(m)). The Committee may establish such other rules applicable to the Annual Incentive Program to the extent not inconsistent with Section 162(m) of the Code (if such Awards are intended to be performance-based compensation for purposes of Section 162(m)).
(d)	Automatic Awards to Non-Employee Directors. Unless the Committee determines in its discretion to make a lesser Award or no Award, (i) any person who first becomes a non-employee director of the Company after the Effective Date (as defined in Section 8(d) of the Plan), shall automatically receive upon his or her election to the Board an inaugural award of 1,000 Restricted Stock Units on such date and (ii) on each June 1 (or the next business day thereafter if June 1 shall not be a business day) after the Effective Date, each person serving as a non-employee director of the Company on such date shall receive an annual award of 1,500 Restricted Stock Units. Each of the automatic Awards made pursuant to this Section 6(d) shall be on such vesting and other terms as provided in the Company’s non-employee Directors’ Restricted Stock Unit Award Agreement (or such other Award Agreement as shall be approved from time to time by the Committee for such automatic grants). If a non-employee director ceases to serve as a director of the Company for any reason, such non-employee director’s Restricted Stock Units granted pursuant to this Section 6(d) shall terminate to the extent that the vesting of such Restricted Stock Units has not been accelerated in accordance with the terms thereof, and such former non-employee director shall have no rights with respect to, or in respect of, such terminated Restricted Stock Units.

7. Change in Control Provisions.
Except as otherwise expressly provided by the terms of an Award Agreement, if there is a Change in Control, then the Board, or the board of directors of any entity assuming the obligations of the Company, shall take any one or more of the following actions as to outstanding Awards in its sole and absolute discretion:
(a)	Awards May Be Continued, Assumed or Substituted. Any surviving entity or acquirer (or the surviving or acquiring entity’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar stock awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Change in Control), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Change in Control. A surviving entity or acquirer (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may assume, continue or substitute some Awards and not others.

(b)	Accelerated Vesting of Awards. The vesting of any or all Awards (and, with respect to Options and Stock Appreciation Rights, the time at which such Awards may be exercised) may be accelerated in full or in part to a date on or prior to the effective time of such Change in Control (contingent upon the effectiveness of the Change in Control) as the Board shall determine with respect to any Grantee or all Grantees and, with respect to such Grantee or Grantees, the Board may further determine that any reacquisition or repurchase rights held by the Company with respect to an Award shall lapse in full or in part as of a date on or prior to the effective time of such Change in Control (contingent upon the effectiveness of the Change in Control).

(c)	Payment for Awards in Lieu of Exercise. The Board may provide that the holder of an Award may not exercise such Award but will receive a payment, in such form of consideration as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Award would have received upon the exercise of the Award (including, at the discretion of the Board, any portion of such Award whose vesting is accelerated as provided in (b) above), over (B) any exercise price payable by such holder in connection with such exercise.
8. General Provisions.
(a)	Nontransferability. Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative.
(b)	No Right to Continued Employment, etc. Nothing in the Plan or in any Award, any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ or service of the Company or Subsidiary of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary to terminate such Grantee’s employment, service or independent contractor relationship.
(c)	Taxes. The Company or any Subsidiary of the Company is authorized to, and shall, withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any other payment to a Grantee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee’s tax obligations. The Committee may provide in the Award Agreement that in the event that a Grantee is required to pay any amount to be withheld in connection with the issuance of shares of Stock in settlement or exercise of an Award, the Grantee shall or may satisfy such obligation (in whole or in part) by electing to have withheld a portion of the shares of Stock otherwise to be received upon settlement or exercise of such Award equal to the minimum amount required to be withheld. All Awards made under the Plan are intended to be exempt from, or to comply with, the requirements of Section 409A of the Code and any regulations or guidance promulgated thereunder and the Plan and such Awards shall be interpreted in a manner consistent with such interpretation.

(d)	Stockholder Approval; Amendment and Termination.
(i)	The Plan shall become effective on the date that it is approved by the requisite vote of the Company’s stockholders (the “Effective Date”).
(ii)	The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that unless otherwise determined by the Board, an amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) or any other law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders. Without limiting the generality of the foregoing, stockholder approval shall be required for any amendment to the Plan which (a) increases the maximum number of shares of Stock available under the Plan, (b) changes the conditions for eligibility to participate in the Plan, or (c) otherwise materially increases the benefits accruing to Plan participants. Notwithstanding the foregoing, no amendment to or termination of the Plan shall affect adversely any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted under the Plan.
(e)	Expiration of Plan. Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan shall expire on the tenth anniversary of the date the Plan is approved by the Company’s stockholders. No Awards shall be granted under the Plan after such expiration date. The expiration of the Plan shall not affect adversely any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted.
(f)	Deferrals. The Committee shall have the authority to establish such procedures and programs that it deems appropriate to provide Grantees with the ability to defer receipt of cash, Stock or other property payable with respect to Awards granted under the Plan, consistent with the requirements of Section 409A of the Code. Notwithstanding the foregoing, no deferrals shall be permitted with respect to Options, SARs or Restricted Stock Awards.
(g)	No Rights to Awards; No Stockholder Rights. No Grantee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Grantees. Except as provided specifically herein, a Grantee or a transferee of an Award shall have no rights as a stockholder with respect to any shares covered by the Award until the date of the issuance of a stock certificate to him for such shares or the issuance of shares to him in book-entry form.
(h)	Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general creditor of the Company.
(i)	No Fractional Shares. No fractional shares of Stock shall be required to be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j)	Adjustment of Awards due to Restatement of Earnings. The Company will, to the extent permitted by governing law, require reimbursement of any cash or equity-based incentive compensation paid to any named executive officer (for purposes of this policy “named executive officers” has the meaning given that term in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934) where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement, and (ii) in the Committee’s view the officer engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement. In each instance described above, the Company will, to the extent practicable, seek to recover the described cash or equity-based incentive compensation for the relevant period, plus a reasonable rate of interest. In addition, with respect to other Grantees, the Committee may make retroactive adjustments to, and the Grantee shall reimburse to the Company, any cash or equity-based incentive compensation paid to the Grantee) where such compensation was predicated upon achieving certain financial results that were substantially the subject of a restatement, and as a result of the restatement it is determined that the Grantee otherwise would not have been paid such compensation, regardless of whether or not the restatement resulted from the Grantee’s misconduct. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the Grantee’s cash or equity-based incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

(k)	Regulations and Other Approvals.
(i)	The obligation of the Company to sell or deliver Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.
(ii)	Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no such Award shall be granted or payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.
(iii)	In the event that the disposition of Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such Grantee is acquired for investment only and not with a view to distribution.
(iv)	The Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to enter into a stockholder agreement or “lock-up” agreement in such form as the Committee shall determine is necessary or desirable to further the Company’s interests.
(l)	Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.
Adopted by the Board of Directors: March 30, 2010
Approved by the Stockholders: June 17, 2010